EXHIBIT 99.1 - PRESS RELEASE DATED FEBRUARY 22, 2001


                                 Contact:    John Fox, CEO and President
                                             Brian O'Neill, COO and Sr. VP
                                             Gerry Tywoniuk, CFO and VP Finance
                                             David Wright, Director of
                                             Investor relations
                                 Phone:      (303) 290-8700
                                 E-mail:     dwright@markwest.com
                                 Website:    www.markwest.com


               LAWSUITS CHALLENGE MARKWEST HYDROCARBON POSITION

      DENVER - February 22, 2001 - MarkWest Hydrocarbon, Inc. (AMEX:MWP) ("the Company") reported today that three complaints have been filed against it in the Circuit Court of Wayne County, West Virginia by: Columbia Gas Transmission Corporation and Columbia Natural Resources, Inc.; Equitable Production Company and Equitable Energy LLC; and Cobra Petroleum Production Company et al. These complaints each allege breach of contract and seek various forms of relief and damages.

      "MarkWest will vigorously defend our position which we believe is fair and reasonable," said John Fox, president and chief executive officer of MarkWest. "We have offered these companies a win-win solution. A number of other producers have agreed to the alternative proposal provided by MarkWest."

      As the Company reported in its fourth quarter 2000 earnings release February 7, 2001, current and futures prices for natural gas have risen dramatically, and prices for natural gas liquids (propane, butane, etc.) ("NGLs") have stayed essentially flat. A large portion of MarkWest's processing services for gas producers in Appalachia involves extracting NGLs from inlet gas streams and replacing the equivalent heat content with dry natural gas purchased in the spot or forward markets. This part of the Company's operating margin depends on a positive spread between NGL prices and natural gas costs. When feasible, the Company has hedged a substantial portion of its natural gas redelivery obligation. Effective February 1, 2001, the Company provided producers with an alternative processing contract that provides for additional compensation when processing margins are low and reduced compensation when these margins are high. To date, nearly 50 producers (accounting for a minority share of the volume) out of approximately 325 have agreed to the new contract. If producers elect to remain with the existing contract, the Company will return the replacement natural gas at a later date as permitted under the existing contract such that the Company can earn a reasonable fee for its services; for example, the Company recently advised producers it would return gas for February 2001 processing no later than May 2001. The complaints allege this procedure for the existing contracts constitutes a breach.

      These high natural gas price conditions, of course, are not an isolated situation with MarkWest--nationwide, producers and gas processors are renegotiating their processing agreements for this reason.

      These arrangements will assure the continued processing of producers' natural gas and will provide producers the capacity necessary to support their increasing production. Between 1999 and 2001, MarkWest is investing $35 million to provide expanded processing services for the producers. These investments enable the Appalachia gas producing industry to meet the growing demand for natural gas and NGLs such as propane.


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      MarkWest Hydrocarbon, Inc., provides natural gas processing and related services through its modern, efficient plant and pipeline systems. Near-record drilling activity for natural gas in Appalachia and elsewhere and the growing trend for natural gas producers to outsource the complex task of converting raw natural gas at the wellhead into marketable natural gas and NGLs (propane, butanes, natural gasoline) are driving the demand for MarkWest's services. MarkWest also produces natural gas in the Rocky Mountains and Michigan.

      This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with respect to the outcome of the pending litigation matters and contract negotiations. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company's operations, financial performance and other factors as discussed in the Company's filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the Company's Form 10-K for the year ended December 31, 1999, intermediate or final decisions in the pending litigation, and the relative positions of the parties in the negotiation of new agreements.